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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

            Filed by the Registrant [X]
            Filed by a Party other than the Registrant [ ]

            Check the appropriate box:

                [ ] Preliminary Proxy Statement

                [ ] Confidential, for Use of the Commission Only
                    (as permitted by Rule 14a-6(e)(2))

                [X] Definitive Proxy Statement

                [ ] Definitive Additional Materials

                [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
                    Section 240.14a-12

                             WALL DATA INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

                                      CALCULATION OF FILING FEE
=====================================================================================================
                                              PER UNIT PRICE OR OTHER
                                                UNDERLYING VALUE OF
                             AGGREGATE     TRANSACTION COMPUTED PURSUANT
                             NUMBER OF       TO EXCHANGE ACT RULE 0-11       PROPOSED
                           SECURITIES TO      (SET FORTH THE AMOUNT ON       MAXIMUM
  TITLE OF EACH CLASS OF       WHICH          WHICH THE FILING FEE IS       AGGREGATE
   SECURITIES TO WHICH      TRANSACTION     CALCULATED AND STATE HOW IT      VALUE OF     TOTAL FEE
   TRANSACTION APPLIES:     APPLIES:             WAS DETERMINED):          TRANSACTION:     PAID
-----------------------------------------------------------------------------------------------------
=====================================================================================================

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid: __________________________  Filing Party: ______________

Form, Schedule or

Registration Statement no.: ______________________  Date Filed: ________________


================================================================================

                                [WALL DATA LOGO]

                                                                   April 8, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Wall Data Incorporated (the "Annual Meeting") to be held at 10:00 a.m. on Wednesday, May 20, 1998, at the Sheraton Seattle, 1400 Sixth Avenue, Seattle, Washington 98101.

     At the Annual Meeting, the shareholders will be asked to elect four Directors and increase the number of shares authorized under the 1993 Stock Option Plan. The accompanying Notice of 1998 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that shareholders vote for the election of the nominated Directors and for the amendment to the 1993 Stock Option Plan.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ JOHN R. WALL

                                          JOHN R. WALL
                                          President and
                                          Chief Executive Officer

                                   IMPORTANT

A proxy card is enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                    IT IS IMPORTANT THAT YOUR STOCK BE VOTED

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1998

To the Shareholder:

     The 1998 Annual Meeting of Shareholders of Wall Data Incorporated (the "Annual Meeting") will be held at the Sheraton Seattle, 1400 Sixth Avenue, Seattle, Washington 98101, on Wednesday, May 20, 1998, at 10:00 a.m., for the following purposes:

     1. To elect four Directors, three of whom to hold office until the third annual meeting of shareholders following their election and one of whom to hold office until the 1999 annual meeting of shareholders, or until their respective successors are elected and qualified;

     2. To approve an amendment increasing by 475,000 the number of shares of Common Stock reserved for issuance under the 1993 Stock Option Plan; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed March 20, 1998 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. SHAREHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ ALEXANDRA A. BROOKSHIRE

                                          ALEXANDRA A. BROOKSHIRE
                                          Vice President and Secretary

Kirkland, Washington
April 8, 1998

                             WALL DATA INCORPORATED

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 20, 1998

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Wall Data Incorporated, a Washington corporation ("Wall Data" or the "Company"), for use at the Annual Meeting of Shareholders of Wall Data (the "Annual Meeting") to be held at 10:00 a.m. on Wednesday, May 20, 1998, at the Sheraton Seattle, 1400 Sixth Avenue, Seattle, Washington 98101, and at any adjournment or postponement thereof.

     Wall Data's principal executive offices are located at 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931.

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of Wall Data on or about April 8, 1998.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of Wall Data's common stock, no par value (the "Common Stock"), at the close of business on March 20, 1998 will be entitled to vote at the Annual Meeting. On that date, the Company had 9,904,492 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of Directors. Under applicable law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting: (i) the four nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the shares present in person or represented by proxy will be elected Directors, and
(ii) the proposed amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") will be approved if a majority of the shares present in person or represented by proxy vote in favor of the proposal. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. In the election of Directors, any action other than a vote for the nominee will have the practical effect of voting against the nominee. With respect to the proposal to amend the 1993 Plan, abstentions will have the practical effect of voting against the proposal, and broker nonvotes will have no effect on the outcome other than to reduce the number of "FOR" votes necessary to approve the proposal.

PROXY VOTING

     Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, will be voted (i) "FOR" the election of the nominees to the Board of Directors named on the following page and (ii) "FOR" the amendment to the 1993 Plan. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and electing to vote in person.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors constituting the Board at eight. Directors generally are elected for three-year terms, and the Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. Four of the Directors are serving terms that continue beyond the 1998 Annual Meeting. Of the continuing Directors, one is serving a term that will not expire until the 1999 Annual Meeting of Shareholders and three are serving terms that will not expire until the 2000 Annual Meeting of Shareholders. At the Annual Meeting, three Directors will be elected to hold office until the 2001 Annual Meeting of Shareholders and one Director will be elected to hold office until the 1999 Annual Meeting of Shareholders, or until their respective successors are elected and qualified.

     The Board of Directors, based on the recommendation of its Nominating Committee, has proposed that the following nominees be elected at the Annual
Meeting: David F. Millet, Steve Sarich, Jr., Bettie A. Steiger and Kevin B. Vitale. Messrs. Millett and Sarich and Ms. Steiger will be elected for a three-year term; Mr. Vitale will be elected for a one-year term. Unless otherwise instructed, it is the intention of the persons named on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the four nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, the holders of the proxies may vote the proxies for the election of a substitute nominee or nominees as may be designated by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

NOMINEES FOR THE BOARD OF DIRECTORS

     Biographical information regarding each of the nominees for the Board of Directors is set forth below:

     DIRECTORS TO SERVE UNTIL 2001

     David F. Millet, age 53, has been a Director of the Company since October 1992. Since 1997, he has served as Managing Director of Gemini Investors, a private investment firm, and since 1988, he has also served as President of Chatham Venture Corporation, an investment advisory company. He is also a director of Thomas Emery & Sons, LLC, a private investment company, and Chairman of Holographix, Inc., a manufacturer of holographic optical components and systems. Mr. Millet is also a director of View Tech, Inc., Natural MicroSystems, Inc. and Mohawk Metal Products.

     Steve Sarich, Jr., age 77, has been a Director of the Company since June 1991. He has been President of 321 Investment Co., a venture capital company, since 1980 and President of C.S.S. Management Co., a management company, since 1986. Mr. Sarich is also a director of Back Technologies, Inc., Cyclopss Corporation, Flo Scan Instrument Company and Omega Environmental Inc.

     Bettie A. Steiger, age 64, has been a Director of the Company since May 1995. Since June 1988, Ms. Steiger has served in various capacities with Xerox Corporation ("Xerox"). She has been a Principal for Xerox's Market and Technology Innovation Group ("MTI") since June 1992; MTI sponsors new business initiatives for Xerox based on emerging technologies invented at Xerox. From December 1990 to June 1992, Ms. Steiger was Worldwide Marketing Resident at the Palo Alto Research Center. Formerly, Ms. Steiger was Vice President, Videotex, of the Gartner Group and the Executive Director of the Association of Information and Image Management. She is a founding member of Source Telecomputing Corporation ("The Source"). Ms. Steiger is also a director of Alumnae Resources, the International School of Information Management, and the Washington State University President's Associates Foundation.

     DIRECTOR TO SERVE UNTIL 1999

     Kevin B. Vitale, age 40, has been a Director and Chief Operating Officer of the Company since July 1997. Mr. Vitale served as Executive Vice President of the Company from April 1996 to July 1997 and Vice

President, Operations and Services from July 1993 to April 1996. Prior to joining the Company, Mr. Vitale was Vice President, Corporate Quality and Customer Service of NetFRAME Systems Incorporated from July 1989 to July 1993. Mr. Vitale also serves as a director and the chairman of the Long Range Planning Committee for the Washington Software Association and as a director of DataChannel, Inc., an Internet technology company. He is also a founding member of the Technical Support Alliance Network ("TSANet"), where he served as a board member and Treasurer for the past four years.

CONTINUING DIRECTORS UNTIL 1999

     Henry N. Lewis, age 59, has been a Director of the Company since January 1993 and a director of the Company's United Kingdom subsidiary, Wall Data (U.K.) Ltd., since its inception in 1990. Since 1976, Mr. Lewis has been a Managing Director and a principal in Computer Ventures Group Limited, a London-based investment company investing primarily in the computer industry. Mr. Lewis is also a director of Action Computer Supplies Limited, Action Computer Supplies Holdings, p.1.c., AES Limited, and ComputerCall Limited.

CONTINUING DIRECTORS UNTIL 2000

     John R. Wall, age 40, has been a Director of the Company since May 1994, President of the Company since May 1996 and Chief Executive Officer since August 1997. Mr. Wall is the founder of the Company, was its Executive Vice President from June 1991 to May 1996 and served as Secretary from January 1993 to May 1994. Mr. Wall was a Director of the Company from its inception until May 1991 and Chairman of the Board of Directors from 1985 to 1991. He has been the Company's chief technologist and an officer of the Company since its inception, serving as President from 1982 until 1985 and Vice President, Research and Development from 1985 to 1991. Mr. Wall served as chairman of the Washington Software Association from January 1994 through December 1995 and is a former co-chair of the Washington Software Association Education Committee. Mr. Wall also serves as a founding Trustee and Chairman of the Washington Software Foundation. He is also on the Board of Trustees of the Corporate Council for the Arts.

     Robert J. Frankenberg, age 50, has been Chairman of the Board since August 1997 and a Director of the Company since December 1996. Since June 1997, Mr. Frankenberg has been President and Chief Executive Officer of Encanto Networks, Inc., a company that develops and markets Internet products. Mr. Frankenberg was Chief Executive Officer and President of Novell, Inc. from April 1994 to August 1996, and Chairman of the Board of Novell, Inc. from August 1994 to August 1996. From February 1991 to April 1994 he was Vice President, General Manager of Hewlett-Packard Company's ("H-P") Personal Information Products Group. Prior to February 1991 he led H-P's Information Networks Group and Information Systems Group. Mr. Frankenberg currently serves on the Board of Directors of America On line, Caere Corporation, Daw Technologies, Electroglas and Secure Computing Corporation. Mr. Frankenberg also serves on the advisory boards of the Sundance Film Festival and Utah Valley State College, as well as the Board of Trustees of Westminster College.

     Jeffrey A. Heimbuck, age 51, has been a Director of the Company since December 1996. From July 1992 through July 1996, Mr. Heimbuck was President and Chief Executive Officer of Inmac Corporation, a catalog marketer of personal computer products and accessories. Prior to Inmac Corporation, he was President of Quantum Commercial Products, a division of Quantum Corporation, manufacturer of Winchester disk drives. Mr. Heimbuck also serves on the Board of Directors of Visioneer, Inc., a company that develops and markets personal imaging hardware and software.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any fee for their services as Directors. Directors who are not employees of the Company are paid a $10,000 annual retainer plus $1,000 per meeting and $500 per telephonic meeting of the Board of Directors and are reimbursed for their expenses incurred in attending meetings. Non-employee Directors who are members of a committee of the Board are paid $1,000 per committee meeting and $500 per telephonic meeting and are reimbursed for their expenses incurred in attending committee meetings. In addition, Mr. Frankenberg receives an annual cash retainer of $50,000 per year for his services as Chairman of the Board.

     Non-employee Directors are compensated for service on the Boards of Directors of subsidiaries of the Company. They are paid an annual retainer of $10,000 and $1,000 per day for attending subsidiary Board or committee meetings that are not held on the same day as a Company Board or Committee meeting at which the Director is in attendance. The Company compensates Directors for services rendered at the request of the Company other than at or in preparation for Board of Directors meetings or Committee meetings at the rate of $1,000 per diem. In 1997, the following payments were made for such services: Mr. Frankenberg, $2,000; Mr. Heimbuck, $1,000; and Ms. Steiger, $1,000.

     Non-employee Directors also receive stock option grants under the Company's 1993 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Each new non-employee Director upon election or appointment to the Board of Directors receives an initial option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual grant of options to purchase 2,500 shares of Common Stock at each annual meeting of shareholders at which he or she is reelected or continues as a Director at an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Options granted to non-employee Directors upon their initial appointment or election will become fully vested and exercisable four years from the date of grant, with 25% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and 2.0833% becoming fully vested and exercisable each month thereafter. The annual options granted as of each annual meeting of shareholders (including the 1998 Annual Meeting) will vest and become exercisable upon the date of the next annual meeting of shareholders. Options granted under the Directors Plan generally expire five years from the grant date.

     In addition, in consideration of Mr. Frankenberg's assumption of the position of Chairman of the Board, Mr. Frankenberg received a one-time option under the Directors Plan to purchase 30,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on October 28, 1997, the grant date. This option vests over three years, one-third at each anniversary date, so long as Mr. Frankenberg continues serving as Chairman of the Board. This option terminates six years from the date of grant, except that early termination shall be based on Mr. Frankenberg's service as the Company's outside Chairman of the Board rather than on his service as a director.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1997, there were eleven meetings of the Board of Directors. All Directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members.

     The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized below.

     Audit Committee. The Audit Committee reviews the scope and results of the annual independent audit of the Company's books and records and reviews the Company's finance and accounting policies. The members of this committee are Mr. Lewis, Mr. Heimbuck and Mr. Millet. The Audit Committee met five times in 1997.

     Compensation Committee. The Compensation Committee administers certain of the Company's incentive compensation plans and establishes certain policies relating to such plans and other compensation and benefit matters. This committee also establishes salaries, incentives and other forms of compensation for executive officers. The members of this committee are Ms. Steiger, Mr. Frankenberg, Mr. Millet and Mr. Sarich. The Compensation Committee met five times in 1997.

     Nominating Committee. The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and nominees for Director. The members of this committee are Mr. Lewis and Ms. Steiger. The Nominating Committee met once in 1997.

BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1998 by (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group.

                                               OUTSTANDING SHARES
                                                OF COMMON STOCK
              BENEFICIAL OWNER                 BENEFICIALLY OWNED    PERCENT OF CLASS
              ----------------                 ------------------    ----------------
State of Wisconsin Investment Board(1).......       865,000                8.7%
  P.O. Box 7842
  Madison, WI 53707
George B. Bjurman & Associates,..............       632,868                6.4%
  George Andrew Bjurman
  and Owen Thomas Barry III(2)
  10100 Santa Monica Boulevard
  Los Angeles, CA 90067
Robert J. Frankenberg(3).....................         3,333                  *
Jeffrey A. Heimbuck(3).......................         3,333                  *
Henry N. Lewis(4)............................        45,334                  *
David F. Millet(5)...........................         5,000                  *
Steve Sarich, Jr.(6).........................       145,870                1.5%
Bettie A. Steiger(7).........................         6,145                  *
Kevin B. Vitale(8)...........................        36,648                  *
John R. Wall(9)..............................       411,236                4.1%
James Simpson(10)............................       236,395                2.4%
Richard Van Hoesen(11).......................        37,401                  *
Alexandra A. Brookshire(12)..................        23,088                  *
All Directors and executive officers as a
  group
  (11 persons)(13)...........................       953,783                9.4%

---------------
  *  Represents less than 1%.

 (1) Based on publicly available information as of December 31, 1997.

 (2) Based on publicly available information as of December 31, 1997. George B. Bjurman & Associates, George Andrew Bjurman and Owen Thomas Barry III share voting and dispositive power of the 632,868 shares reported and are beneficial owners of those shares.

 (3) Represents options for 3,333 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

 (4) Includes 40,334 shares of Common Stock held of record by ComputerCall Limited, a substantial majority of the capital stock of which is owned by Mr. Lewis and members of his family. Also includes options for 5,000 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

 (5) Represents options for 5,000 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

 (6) Includes options for 5,000 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

 (7) Represents options for 6,145 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

 (8) Represents options for 36,648 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

 (9) Includes options for 32,499 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

(10) Includes options for 66,045 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

(11) Represents options for 32,395 shares of Common Stock that are exercisable within 60 days of March 1, 1998, and 5,006 shares of Common Stock as to which Mr. Van Hoesen shares voting and investment power with his wife.

(12) Includes options for 20,936 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

(13) Includes options for 216,334 shares of Common Stock that are exercisable within 60 days of March 1, 1998.

EXECUTIVE COMPENSATION

  Compensation Summary

     The following table sets forth for each of the last three completed fiscal years the compensation received by (i) the Company's Chief Executive Officer,
(ii) the Company's Chief Executive Officer until July 1997 and (iii) the Company's other executive officers, (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                ANNUAL COMPENSATION      AWARDS
                                                -------------------   ------------
                                                                       SECURITIES     ALL OTHER
               NAME AND                          SALARY     BONUS      UNDERLYING    COMPENSATION
          PRINCIPAL POSITION             YEAR     ($)       ($)(1)     OPTIONS(#)       ($)(2)
          ------------------             ----   --------   --------   ------------   ------------
John R. Wall...........................  1997   $218,750   $ 40,689      80,000        $    306
  President and Chief Executive Officer  1996    193,750     55,000      52,500(3)          198
                                         1995    171,250     40,000         -0-             198
James Simpson..........................  1997    250,000     87,500      30,000         526,755
  Former Chief Executive Officer(4)      1996    300,000    100,000     100,000(3)        1,350
                                         1995    300,000     75,000         -0-           1,350
Kevin B. Vitale........................  1997    203,750     37,976      65,000             306
  Chief Operating Officer                1996    175,000     55,000      30,000             198
                                         1995    140,000     40,000      31,500(5)          190
Richard Van Hoesen.....................  1997    182,500     26,764         -0-             306
  Vice President and                     1996    108,815     30,000      75,000             194
  Chief Financial Officer(6)
Alexandra A. Brookshire................  1997    131,414     23,147         -0-             255
  Vice President, General Counsel        1996    146,250     40,000       7,500             306
  and Secretary                          1995    131,250     32,500      25,000(7)          283

---------------
(1) For all officers, such amounts represent payments under the Company's Management Incentive Plan, in which certain of the Company's officers and other employees participate.

(2) For all officers except Mr. Simpson in 1997, amounts represent only group term life premiums paid by the Company. With respect to Mr. Simpson in 1997, $525,000 represents a separation payment and $1,755 represents a group term life premium paid by the Company.

(3) Options granted in 1996 include the repricing of options granted in 1994 that were canceled in connection with an exchange of options with exercise prices in excess of the then fair market value for new options with exercise prices equal to the then fair market value.

(4) Mr. Simpson resigned from the Company effective October 31, 1997.

(5) Options granted in 1995 represent the repricing of options granted in 1993 that were canceled in connection with an exchange of options with exercise prices in excess of the then fair market value for new options with exercise prices equal to the then fair market value.

(6) Mr. Van Hoesen's employment with the Company commenced May 20, 1996 and he resigned from the Company effective March 16, 1998.

(7) Options granted in 1995 represent the repricing of options granted in 1994 that were canceled in connection with an exchange of options with exercise prices in excess of the then fair market value for new options with exercise prices equal to the then fair market value.

  Option Grants in 1997

     The following table sets forth information concerning the grant of stock options during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS(1)
                             ---------------------------------------------
                                          PERCENT OF                                       POTENTIAL REALIZABLE
                             NUMBER OF      TOTAL                                            VALUE AT ASSUMED
                             SECURITIES    OPTIONS                  FAIR                   ANNUAL RATES OF STOCK
                             UNDERLYING   GRANTED TO               MARKET                 PRICE APPRECIATION FOR
                              OPTIONS     EMPLOYEES    EXERCISE    VALUE                     OPTION TERM(2)(3)
                              GRANTED     IN FISCAL     PRICE     ON DATE    EXPIRATION   -----------------------
           NAME                 (#)          YEAR       ($/SH)    OF GRANT      DATE        5%($)       10%($)
           ----              ----------   ----------   --------   --------   ----------   ---------   -----------
John R. Wall...............    80,000       11.9%       $13.56     $13.56     12/16/07    $682,225    $1,728,892
James Simpson(4)...........    14,999        2.2%        15.50      15.50      1/31/98      11,624        23,248
                               15,001        2.2%        15.50      15.50     10/31/99      21,364        43,682
Kevin B. Vitale............    65,000        9.7%        13.56      13.56     12/16/07     554,308     1,404,724
Richard Van Hoesen.........        --          --           --         --           --          --            --
Alexandra A. Brookshire....        --          --           --         --           --          --            --

---------------
(1) Options become fully vested and exercisable four years from the date of grant, with 25% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and 2.0833% becoming fully vested and exercisable each month thereafter so long as employment with the Company continues. Upon the occurrence of certain business combination transactions, the exercisability of the options is accelerated.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission (the "SEC") and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Assumes all options are exercised at the end of their respective 10-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(3) The increase in the market value of the holdings of all of the Company's shareholders, over a 10-year period based on 9,312,480 shares of Common Stock outstanding as of December 31, 1997, at assumed annual rates of appreciation of 5% and 10% from a base price of $13.625 per share (the closing market price as of December 31, 1997), would be $79,795,748 and $202,218,091, respectively.

(4) Expiration dates and potential realizable values reflect options as amended by the Separation Agreement and General Release. See "Employment Contract, Termination of Employment and Change of Control Arrangements." As originally granted, these options expired on January 20, 2007. The potential realizable value of the option to purchase 14,999 shares was $146,208 at an assumed annual rate of appreciation of 5% and $370,520 at an assumed annual rate of appreciation of 10%. The potential realizable value of the option to purchase 15,001 shares was $146,228 at an assumed annual rate of appreciation of 5% and $370,570 at an assumed annual rate of appreciation of 10%.

  Option Exercises in 1997 and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during 1997 by the named executive officers, and their options outstanding at fiscal year-end.

     AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 SHARES                      OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                ACQUIRED      VALUE             YEAR-END(#)              FISCAL YEAR-END($)(1)
                              ON EXERCISE    REALIZED   ---------------------------   ---------------------------
            NAME                  (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ------------   --------   -----------   -------------   -----------   -------------
John R. Wall................       -0-           -0-      246,666        110,834      $3,020,625       $4,960
James Simpson...............       -0-           -0-      394,900              0       3,556,283           --
Kevin B. Vitale.............       -0-           -0-       31,524         94,976              --        4,030
Richard Van Hoesen..........     3,541       $34,967       26,146         48,854           3,597       52,112
Alexandra A. Brookshire.....       -0-           -0-       18,229         14,271              --           --

---------------

(1) Amounts equal the closing price of the Common Stock on December 31, 1997 ($13.625 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

  Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee, which is comprised of four non-employee Directors. The Compensation Committee works with management to develop compensation plans for the Company and is responsible for determining the compensation of each executive officer and reporting such compensation to the Board of Directors.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance, and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success. In establishing executive compensation, the Compensation Committee is guided by the following principles: (i) the total compensation for executive officers should be sufficiently competitive with the compensation paid by other high-growth companies in the software industry for officers in comparable positions so that the Company can attract and retain qualified executives and (ii) individual compensation should include components that reflect the financial performance of the Company and the performance of the individual.

     The compensation of the Company's executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, the Company's compensation program favors bonuses based on operating profit and individual merit as opposed to salary increases. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value through the Company's operating profit by conceiving, developing and positioning the best products in the Company's chosen markets.

     Compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 1998 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company's 1993 Plan is designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     Base Salary. The Compensation Committee sets the base salary for executive officers by reviewing the salaries for comparable positions in high-growth companies in the Company's industry, the historical compensation levels of the Company's executives and the executive's individual performance in the preceding year (based on the factors discussed under "Merit Bonus Program" below). The Compensation Committee utilizes salary surveys for reference purposes, but its salary determinations are not subject to specific criteria. For 1995 and 1996, base salary for Mr. Wall also reflected the Company's obligations under his employment agreement. See "Employment Contracts, Termination of Employment and Change of Control Arrangements." In 1997, the base salaries of the executive officers as a group were increased, based in part on the individual contributions of the executives, at an average rate of approximately 6.9%.

     Merit Bonus Program. Each year the Compensation Committee adopts a management incentive plan that reflects the Compensation Committee's belief that a portion of each executive officer's and other manager-level participant's compensation should be tied to the achievement by the Company of its profit goals and by each executive officer of his or her individual performance. The 1997 Management Incentive Plan (the "1997 Incentive Plan"), as revised in the second half of the year, set operating profit goals and a merit bonus pool. In addition, the 1997 Incentive Plan provided for both an increase and a decrease in the merit bonus pool as a function of the Company's actual operating profit. Under the 1997 Incentive Plan, executive officers are entitled to receive a bonus of between 40 and 50% of base salary if the Company achieved its profit goals for 1997 and the individual executive met or exceeded his or her performance expectations. Based on the Company's 1997 operating profit, the bonus pool was funded for executive officers at approximately 21% of base salary, and the executive officers received bonuses equal to approximately 21% of their base salaries.

     Stock-Based Compensation. Awards of stock options under the Company's stock option plans are designed to more closely tie the long-term interests of the Company's executives with those of its shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company. Options generally have a four-year vesting period to encourage key employees to continue in the Company's employ. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. In 1997, a total of 175,000 options were granted to the executive officers.

     Chief Executive Officer Compensation. The compensation for Mr. Wall, the Company's Chief Executive Officer beginning August 1997, was determined based on the same policies and criteria as the compensation for the other executive officers. The Compensation Committee reviewed Mr. Wall's base salary and increased it to $219,000 from its 1996 level of $194,000. The Compensation Committee continued to utilize the 1997 Incentive Plan to tie Mr. Wall's compensation to shareholder value by encouraging him to meet and exceed the goals set forth in the Company's operating profit plan. The Compensation Committee also granted to Mr. Wall options to purchase 80,000 shares in 1997.

     The compensation for Mr. Simpson, the Company's Chief Executive Officer through July 1997, also was determined based on the same policies and criteria as the compensation for the other executive officers. The Compensation Committee reviewed Mr. Simpson's annual base salary and did not increase it from its 1995 and 1996 level of $300,000. The Compensation Committee continued to utilize the 1997 Incentive Plan to tie Mr. Simpson's compensation to shareholder value by encouraging him to meet and exceed the goals set forth in the Company's operating profit plan. The Compensation Committee granted to Mr. Simpson an option to purchase 30,000 shares. The Company also entered into a separation agreement with Mr. Simpson. See "Employment Contracts, Termination of Employment and Change of Control Arrangements."

                                          The Compensation Committee

                                          Bettie A. Steiger
                                          Robert J. Frankenberg
                                          David F. Millet
                                          Steve Sarich, Jr.

STOCK PRICE PERFORMANCE

     The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the Nasdaq Total U.S. Index and the Nasdaq Computer and Data Processing Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering on March 15, 1993 and ending on December 31, 1997. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

                               PERFORMANCE GRAPH
                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                     WALL DATA, NASDAQ TOTAL U.S. INDEX AND
                   NASDAQ COMPUTER AND DATA PROCESSING INDEX

                                     NASDAQ COMPUTER
        MEASUREMENT PERIOD              AND DATA        NASDAQ TOTAL U.S.
      (FISCAL YEAR COVERED)         PROCESSING INDEX          INDEX             WALL DATA
3/15/93                                    100                 100                 100
12/31/93                                   100                 112                 176
12/31/94                                   122                 109                 175
12/31/95                                   185                 155                  73
12/31/96                                   229                 190                  66
12/31/97                                   281                 233                  60

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

  Separation Agreement

     On June 30, 1997, the Company entered into a Separation Agreement and General Release with Mr. Simpson in connection with his retirement from the Company effective October 31, 1997. Under this agreement, the Company paid Mr. Simpson a lump sum payment of $612,500 consisting of a separation payment and partial bonus for the year. The Company also agreed to accelerate vesting of options to purchase 67,501 shares held by Mr. Simpson and to extend the post-termination exercise period for those options until October 31, 1999.

  Option Plans

     Upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's shareholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, options granted under the 1983 and the 1993 Amended and Restated Stock Option Plans will terminate (with certain exceptions), but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

CERTAIN TRANSACTIONS

     The Company and its subsidiaries purchased certain software, supplies and services from Action Computer Supplies Limited ("Action Computer"), in which Henry N. Lewis and members of his family hold controlling interests. Payments in 1997 for such purchases aggregated approximately $84,659. The Company believes that these purchases and sales were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the year ended December 31, 1997, its officers, Directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements, with the exception of Steve Sarich, Jr., whose Form 4 for October 1997 was inadvertently filed late.

                     PROPOSAL 2: AMENDMENT OF THE 1993 PLAN

     General. The 1993 Plan was originally adopted by the Board of Directors and approved by the shareholders in January 1993. A restated 1993 Plan was adopted by the Board of Directors in March 1994 and approved by shareholders in May 1994. An amended and restated 1993 Plan, incorporating changes under Section 16 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") was adopted by the Board of Directors in October 1996. Under the 1993 Plan, the Company is presently authorized to issue 891,789 shares of Common Stock pursuant to awards of incentive stock options and nonqualified stock options.

     Proposed Amendment. The Board of Directors approved a proposed amendment to the 1993 Plan on March 11, 1998 to reserve an additional 475,000 shares of Common Stock for issuance pursuant to options granted under the 1993 Plan. The Company's shareholders will be asked at the Annual Meeting to consider and approve the amendment to the 1993 Plan. The Board of Directors believes that the increase in the number of shares available under the 1993 Plan is necessary to attract and retain the services of experienced and knowledgeable employees in the competitive high-technology industry and to align the interests and efforts of the Company's officers and employees to the long-term interest of the Company's shareholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

     Description of the 1993 Plan. Options may be granted under the 1993 Plan as incentive stock options ("ISOs") or nonqualified stock options ("NSOs") to any employee, officer, agent, consultant or independent contractor of the Company. As of February 28, 1998, 47 of the Company's employees were participating in the 1993 Plan. As of February 28, 1998, options to purchase an aggregate of 676,749 shares of Common Stock were outstanding under the 1993 Plan (net of forfeitures by such employees who subsequently terminated their employment with the Company) at exercise prices ranging from $5.00 to $35.25 per share, with a weighted average exercise price of $16.14 per share. As of February 28, 1998, options with respect to 33,336 shares of Common Stock remained available for grant under the 1993 Plan. In 1997, options to purchase an aggregate of 250,000 shares of Common Stock were granted under the 1993 Plan to employees of the Company at exercise prices ranging from $13.56 to $16.44 per share. In 1997, the following named executive officers were granted options to purchase Common Stock under the 1993 Plan at the fair market value on the date of grant: Mr. Wall, 80,000 shares; Mr. Simpson, 30,000 shares; and Mr. Vitale 65,000 shares.

     Administration. The 1993 Plan is currently administered by the Compensation Committee of the Board of Directors (the "Plan Administrator"), which determines the persons to whom options are granted, the number of shares subject to each option, the exercise price per share, the vesting schedule and the option term. The Plan Administrator has full authority to construe and interpret the 1993 Plan, to administer the 1993 Plan and to make all determinations in connection with the 1993 Plan and options granted thereunder as it may deem necessary or advisable.

     Term. The 1993 Plan was effective as of January 7, 1993. Grants under the 1993 Plan may be made from time to time until January 7, 2003. Options granted under the 1993 Plan may extend beyond that date and the terms and conditions of the 1993 Plan will continue to apply to such options. With respect to all incentive stock options granted under the 1993 Plan exercisable for the first time by a participant during any calendar year that exceed $100,000, such options shall be treated as nonqualified stock options. Options generally vest 25% after one year and at a rate of 2.0833% monthly thereafter from the date of grant for existing employees and from the date of hire for a new employee's initial grant. In addition, outstanding options vest upon the occurrence of certain events, including certain mergers and business combinations and other changes in control of the Company. Options are nontransferable except by will or the laws of descent and distribution; however, to the extent permitted by
Section 422 of the Code, the Plan Administrator may permit a transfer. Options granted under the 1993 Plan are typically exercisable until ten years after the date of grant (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Common Stock). Options generally terminate within 12 months of the optionee's termination of employment with the Company for death or disability and within three months of the optionee's termination of employment with the Company for most other reasons.

     Exercise of Options. The exercise prices of ISOs must be equal to or greater than the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who hold 10% or more of the voting power of the Common Stock). The exercise prices of NSOs may be less than the fair market value of the Common Stock on the date of grant. The exercise price may be paid to the Company in cash, check or, at the discretion of the Plan Administrator, by delivering Common Stock already owned by the optionee for a period of at least six months (valued at its fair market at the time of exercise), a full-recourse promissory note, or an exercise notice accompanied by irrevocable instructions to a broker to deliver sale or loan proceeds to the Company. Upon exercise, the tax withholding obligations may be satisfied by paying cash, having shares withheld or transferring shares to the Company.

     Federal Income Tax Consequences. The following discussion summarizes the material federal income tax consequences of participation in the 1993 Plan. The discussion is general in nature and does not address issues related to the tax circumstances of any particular optionee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. The discussion does not address state, local or foreign consequences. There are no tax consequences to the Company or the optionee upon the grant of an NSO under the 1993 Plan. Upon the exercise of an NSO, an optionee recognizes ordinary income (subject to tax withholding) equal to the difference between the exercise price for the shares and the fair market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction equal to the amount of income recognized by the optionee at the time of exercise, provided that the deduction is not otherwise subject to any limitation under the Code, including the limitation on deductibility of certain compensation payments in excess of $1 million.

     An optionee does not recognize income upon the grant or exercise of an ISO, except that the excess of the fair market value of the shares at the time of exercise over the option price will generally be included in income for purposes of calculating the optionee's alternative minimum tax, if any. An option loses its status as an ISO if the optionee exercised the ISO (i) more than three months after the optionee terminates employment or retires for reasons other than death or disability or (ii) more than one year after the optionee terminates employment because of disability. If an optionee does not make a "disqualifying disposition" (defined below) of an ISO, the gain, if any, upon a subsequent sale (i.e., the excess of the proceeds received over the optionee price) will be "mid-term" capital gain if the shares are sold more than twelve months but not more than eighteen months after exercise, and "long-term capital gain" if the shares are sold more than eighteen months after exercise.

     For shares acquired through exercise of an ISO, a "disqualifying disposition" is a transfer of the shares (i) within two years after the grant of the ISO or (ii) within one year after the transfer of the shares to the optionee pursuant to the ISO's exercise. If the optionee makes a disqualifying disposition, the optionee generally will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the option price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised (or, generally, the proceeds from the sale, if less) over the option price will be ordinary income and the balance, if any, will be long-term, mid-term or short-term capital gain, depending on how long the shares were held before the sale.

     The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise subject to any limitation under the Code, including the limitation on deductibility of certain compensation payments in excess of $1 million.

     As of March 20, 1998, the last reported sale price per share of Common Stock on the Nasdaq National Market was $15.38.

                                    AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants for the fiscal year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

                            EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. Georgeson & Company, Inc., New York, New York, will distribute proxy materials to beneficial owners and may solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay Georgeson & Company, Inc. a fee of approximately $10,000, plus reasonable expenses, to cover its services and will reimburse Georgeson & Company, Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitation may be by personal interview, telephone and telegram by Directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF SHAREHOLDERS

     For proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1999 Annual Meeting of Shareholders, such proposals must be received by the Secretary of Wall Data by December 9, 1998.

                                 ANNUAL REPORT

     Copies of the Company's 1997 Summary Annual Report and Form 10-K for the fiscal year ended December 31, 1997 are being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving such documents may obtain them without charge by writing or calling Investor Relations, Wall Data Incorporated, 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931, telephone
(800) 755-9255.

                                          By Order of the Board of Directors

                                          /s/ ALEXANDRA A. BROOKSHIRE
                                          ALEXANDRA A. BROOKSHIRE
                                          Vice President and Secretary

Kirkland, Washington
April 8, 1998

PROXY


                             WALL DATA INCORPORATED

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 20, 1998

The undesigned hereby appoint(s) John R. Wall, Kevin B. Vitale and Alexandra A. Brookshire and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Wall Data Incorporated held of record by the undersigned on March 20, 1998 at the Annual Meeting of Shareholders of the Company to be held at the Sheraton Seattle, 1400 Sixth Avenue, Seattle, Washington, at 10:00 a.m. on Wednesday, May 20, 1998, or any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

              IMPORTANT -- PLEASE DATE AND SIGN ON THE OTHER SIDE.






--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                                PLEASE MARK
                                                                                                                YOUR VOTES AS
                                                                                                                INDICATED IN
                                                                                                                THIS EXAMPLE.  / X /

-----------------------------------------------------------------------------------------------------------------------------------
                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.
-----------------------------------------------------------------------------------------------------------------------------------
                                       FOR          WITHHOLD AUTHORITY
1. ELECTION OF DIRECTORS          ALL NOMINEES   TO VOTE FOR ALL NOMINEES   2. APPROVAL OF AMENDMENT TO       FOR  AGAINST  ABSTAIN
                                       /  /               /  /                 1993 STOCK OPTION PLAN         / /    / /     / /

   NOMINEES: DAVID F. MILLET
             STEVE SARICH, JR.
             BETTIE A. STEIGER
             KEVIN B. VITALE                                 SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY
                                                             THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTON IS GIVEN, THIS
                                                             PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.
INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL
NOMINEE, PRINT THE NOMINEE'S NAME IN THE FOLLOWING SPACE:

---------------------------------------------------------













Signature(s)                                                                                                     Date
            ----------------------------------------------------------------------------------------------------     --------------
Please sign exactly as your name appears hereon. Attorneys, trustees, executors and the other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc., and give his or her title. If your shares are held by two or more persons, each person must sign.
Receipt of the notice of meeting and proxy statement is hereby acknowledged.
-----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE